                           LIMITED POWER OF ATTORNEY
                           -------------------------

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual, Thomas
W. Hofmann, does hereby appoint Bruce D. Davis, Jr. and Marci K. Donnelly as his/her true and lawful attorneys to execute and deliver for him/her and in his/her name all Forms 3, 4 and 5 filed on behalf of the undersigned with the
Securities and Exchange Commission.

        The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby. The undersigned does hereby indemnify such attorney, and holds such attorneys harmless, from all claims which may be made against the undersigned as a result of them serving as the undersigned's attorney except to the extent that such claims result from their willful misconduct.

        This Power of Attorney shall terminate immediately upon the undersigned's written revocation hereof.

        IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney this 31st day of August, 2010.

                                        /s/ Thomas W. Hofmann
                                        ---------------------------------------
                                        Name: Thomas W. Hofmann